UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2013

Big Sky Productions, Inc.
(Exact name of registrant as specified in its charter)

Nevada	88-0410480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12021 Wilshire Blvd. #234, Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

1-310-430-1388
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant's Certifying Accountant

On June 17, 2013, the Board of Directors of Big Sky Productions, Inc. ("Company") approved the appointment of L.L. Bradford (“Bradford”) as the Company's new independent registered public accounting firm for the Company's 2011, 2012, and 2013 fiscal years, subject to the completion of final acceptance procedures.

The Company dismissed Davidson & Company LLP ("Davidson") as its independent registered public accounting firm on the same date.

The Company engaged Davidson On February 3, 2011, however the Company failed to file any reports with the Securities and Exchange Commission thereafter that included any reports from Davidson on the Company's financial statements. Therefore, there have been no disagreements with Davidson on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Davidson, would have caused Davidson to make reference to the subject matter of the disagreement in its reports on the Company's consolidated financial statements for such years or any subsequent interim period through the date of this Current Report on Form 8-K, and (ii) there were no "reportable events" as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended June 30, 2013, 2012 and 2011 and through the filing date of this Current Report on Form 8-K, neither the Company nor anyone acting on its behalf consulted with Bradford with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or (ii) any other matters or reportable events of the nature described in Items 304(a)(1)(iv) and (v) of Regulation S-K.

The Company has provided Davidson with a copy of the disclosures in this Current Report on Form 8-K and requested that Davidson furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements made by the Company in response to Item 304(a) of Regulation S-K. Davidson has responded that it would provide such a letter at such time as its outstanding invoices with the Company were paid to Davidson’s satisfaction. At such time as the Company receives such a letter from Davidson, it will file a copy of such letter as an exhibit on an amendment to this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Big Sky Productions, Inc.

Dated:	July 19, 2013

By:	/s/ Ellis Martin
Ellis Martin
President